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                                                                    EXHIBIT 99.2

                              EAGLE NATIONAL BANK
                               5006 Verde Valley
                              Dallas, Texas 75240

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be Held September 28, 2000

     Eagle National Bank, Dallas, Texas will hold its annual meeting of the shareholders at the offices of the bank, 5006 Verde Valley, Dallas, Texas 75240, on Tuesday, October 31, 2000, at 10:00 a.m., local time.

     We are holding this meeting:

     . To consider and act upon a proposal to form a bank holding company to own the bank. Specifically, you are being asked to approve and adopt the Agreement and Plan of Reorganization, a copy of which is attached to the proxy statement/prospectus as Annex A. This agreement provides
                                               -------
          for the consolidation of New Eagle Bank, Dallas, Texas, a proposed Texas interim banking association (the "new bank"), with and into the bank in a transaction having the effect of a merger. Upon consummation of the reorganization, the bank will become a wholly owned subsidiary of ENB Bankshares, Inc., a Texas corporation (the "holding company"), and will continue its banking business at the same head office with the same management serving the bank as immediately prior to the reorganization. Pursuant to the reorganization, shareholders of the bank will have the opportunity to elect to receive either shares of voting common stock of the holding company, or $15.00 per share in cash or a combination of the two choices for each share of bank stock. The shareholders who receive stock of the holding company pursuant to the reorganization will be the sole shareholders of the holding company;

     . To fix the number of directors to be elected at eleven and to elect eleven directors of the bank to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified; and

     . To transact any other business that may properly come before the annual meeting.

     The Board of Directors of the bank has selected the close of business on September 19, 2000, as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting. Only shareholders of the bank of record at the close of business on the record date are entitled to receive notice of and to vote at the annual meeting.

     You are cordially invited to attend the annual meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES OF BANK STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. Your Proxy will be returned to you if you should request return of it in the manner provided in the attached proxy statement/prospectus.

                                   BY ORDER OF THE BOARD OF DIRECTORS

September __, 2000
                                   Harold L. Campbell
                                   Chairman of the Board